Exhibit 4.1

ALLY FINANCIAL INC. AND ALLY BANK

EXECUTIVE COMMITTEE

Unanimous Written Consent

The undersigned, being all the members of the Ally Financial Inc. and Ally Bank Executive Committee (Committee), without the formality of convening a meeting, do hereby consent to the adoption of, and do hereby adopt, the following resolutions:

Approval of Terms; Establishment of Series

RESOLVED that a series of securities is hereby established, the title of which shall be 3.875% Senior Notes due 2024 (the “Notes”), which shall be issued pursuant to the indenture dated as of July 1, 1982 (as supplemented or otherwise modified from time to time, the “Indenture”), between Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”), and shall have the terms (the “Pricing Terms”) set forth in the preliminary prospectus supplement dated May 16, 2019 attached hereto as Exhibit A, as supplemented by the pricing term sheet attached hereto as Exhibit B;

RESOLVED that the form and terms of the Notes substantially in the form filed as an exhibit to the Company’s registration statement on Form S-3 (333-214831) filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented by the Pricing Terms, are hereby approved for issuance and sale;

Additional Actions

RESOLVED that the Proper Officers are, and each of them hereby is, authorized and directed, for and on behalf of Ally, to file or cause to be filed with the SEC, in compliance with Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, a final prospectus supplement relating to the offering of the Notes (the “Offer”) in such form and with such changes and modifications from the preliminary prospectus supplement dated May 16, 2019 as are deemed appropriate and necessary in the judgment of such officer, such approval to be conclusively evidenced by the filing of the final prospectus supplement with the SEC;

RESOLVED that the underwriting agreement to be dated as of May 16, 2019 by and among Ally and the underwriters (the “Underwriting Agreement”) relating to the Notes, substantially in the form presented to the Executive Committee is hereby approved by Ally, and each of the Proper Officers be, and each of them hereby is, authorized and directed to execute and deliver in the name and on behalf of Ally, (i) the Underwriting Agreement and (ii) such other documents as may be necessary or advisable in connection with the Underwriting Agreement, in each case in such form and having such terms as may be approved by the Proper Officer executing the same, such approval to be conclusively evidenced by such officer’s execution thereof;

RESOLVED that the Proper Officers of Ally or any of them acting alone be, and each of them is, authorized and empowered in the name and on behalf of Ally, (i) to make modifications and amendments to and to execute and deliver all documents and instruments related to and in furtherance of the foregoing resolutions, and (ii) from time to time, to execute and deliver such other and further agreements, certificates, notices and other instruments or documents, and do and perform such acts and things, including, without limitation, causing to be paid any fees or expenses in connection with the Offer, as any of them, in his or her discretion, may deem necessary or advisable in connection with these resolutions, the Offer, or any related instruments;

RESOLVED that the Executive Committee adopts and incorporates by reference any form of specific resolution to carry into effect the purpose and intent of the foregoing resolutions, or covering authority included in matters authorized in the foregoing resolutions, including forms of resolutions in connection therewith that may be required by the SEC, and any federal, state, local, foreign or transnational, inspection person or agency, and the Secretary of Ally is directed to insert a copy thereof in the records of the Board of Directors and to certify the same as having been duly adopted by the Executive Committee;

RESOLVED that all actions heretofore taken by any of the directors, officers, employees, representatives or agents of Ally or any of its affiliates by and in connection with the Offer and any other actions, or contemplated by the Offer or otherwise referred to in the foregoing resolutions, be, and each of the same is, ratified, confirmed and approved in all respects as the act and deed of Ally; and

RESOLVED that for the purposes of all of the foregoing resolutions the President, Chief Executive Officer, the Chief Financial Officer, the Chief Risk Officer, any Executive Vice President and any Vice President, the Secretary and any Assistant Secretary, the Treasurer and any Assistant Treasurer of Ally is each a “Proper Officer” and, collectively, the “Proper Officers.”

This Unanimous Written Consent may be executed in two or more counterparts, each of which is deemed an original and all of which taken together constitute one and the same instrument. Facsimile and other electronic signatures of this Unanimous Written Consent are deemed to constitute original signatures.

[signatures are on the following page]

This Unanimous Written Consent is effective on the latest date set forth opposite these signatures.

/s/ Bradley J. Brown
Bradley J. Brown	May 16, 2019

/s/ Jennifer A. LaClair
Jennifer A. LaClair	May 16, 2019

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